Exhibit 4.7











                             CONEXANT SYSTEMS, INC.
                         HOURLY EMPLOYEES' SAVINGS PLAN,
                                   AS AMENDED
















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                             CONEXANT SYSTEMS, INC.
                         HOURLY EMPLOYEES' SAVINGS PLAN,
                                   AS AMENDED

                              ARTICLE I DEFINITIONS

1.010 Accounts means a Participant's Pre-Tax Account, Post-Tax Account and Company Contribution Account.

1.020 Actual Contribution Percentage shall mean, for each of the Highly Compensated Employee Group and the Non-Highly Compensated Employee Group, the average for each such Group of the percentages, calculated separately for each Participant in such Group, which are obtained by dividing the amount of Post-Tax Contributions each Participant has elected for a Plan Year pursuant to Sections 2.020(b) and 2.030(b) by the Participant's Compensation for that Plan Year.

1.030 Actual Deferral Percentage shall mean, for each of the Highly Compensated Employee Group and the Non-Highly Compensated Employee Group, the average for each such Group of the percentages, calculated separately for each Participant in such Group, which are obtained by dividing the amount of Pre-Tax Contributions each Participant has elected for a Plan Year pursuant to Sections 2.020(b) and 2.030(b) by the Participant's Compensation for that Plan Year.

1.040 Administrative Committee means the committee appointed by the Plan Committee and assigned responsibility under Section 6.030.

1.050 Affiliated Company means Conexant Systems, Inc. and:

(a) any corporation incorporated under the laws of one of the United States of America of which Conexant owns, directly or indirectly, eighty percent (80%) or more of the combined voting power of all classes of stock or eighty percent (80%) or more of the total value of the shares of all classes of stock (all within the meaning of Section 1563 of the Code);

(b) any partnership or other business entity organized under such laws, of which Conexant owns, directly or indirectly, eighty percent (80%) or more of the voting power or eighty percent (80%) or more of the total value (all within the meaning of Section 414(c) of the Code); and

(c) any other company deemed to be an Affiliated Company by Conexant's Board of Directors.


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1.060 Base Compensation means a Participant's compensation, not in excess of One
Hundred and Sixty Thousand Dollars ($160,000) or such larger sum as may be established pursuant to section 401(a)(17) of the Code, in any calendar year, including regular, straight-time base pay, gainsharing payments, any annual lump sum payments which have been negotiated with a collective bargaining unit, lump sum payments for unused vacation and any amount which would be paid to the Participant absent an election under Section 2.020(a). Base Compensation shall not include compensation for overtime, extended workweek compensation, night work or other premium pay, bonuses, any form of extra, contingent or supplementary compensation or compensation on the salaried payroll.

1.070 Basic Post-Tax Contribution means an amount contributed by a Participant to the Plan through payroll deductions pursuant to the Participant's elections under Sections 2.020(b) and 2.030(b).

1.175 Conexant Stock Fund B means an Investment Fund established by the Trustee and described in Appendix B.

1.080 Basic Pre-Tax Contribution means an amount contributed to the Plan on behalf of a Participant pursuant to the Participant's elections under Sections 2.020(a) and 2.030(a).

1.090 Beneficiary means the one or more persons or trusts designated by a Participant pursuant to Article VII; provided, however, that, in the case of a Participant who has been married for a one (1) year period and who dies prior to complete distribution of his Accounts, the Beneficiary shall be deemed to be the Participant's spouse regardless of any contrary designation, unless the Participant has filed with the Plan Administrator a written designation of a person or persons other than such spouse as Beneficiary or Beneficiaries. Such written designation must be accompanied by a written consent of the Participant's spouse or it is established to the satisfaction of the Plan Administrator that such consent cannot be obtained because there is no spouse or the spouse cannot be located or because of other circumstances permitted under
Section 417(a)(2) of the Code. Such written consent (which must be witnessed by a notary public who is not an Employee) shall be on a form furnished to the Participant by the Plan Administrator and shall acknowledge the effect of such consent. In the event the Participant has a new spouse to whom he has been married for a one (1) year period, the designation of the prior spouse shall be void and the new spouse shall be deemed to be the Participant's Beneficiary, unless the Participant makes a written designation of a person or persons other than the new spouse.

1.100 Board of Directors means the Board of Directors of Conexant; provided, however, that any action or determination under Sections 1.040, 1.110, 1.190, 2.060, 11.010 and 11.060 may be taken by any officer of the Company who is authorized to do so by the Board of Directors.

1.110 Code means the Internal Revenue Code of 1986, as from time to time amended.

1.120 Company means Conexant Systems, Inc., a Delaware corporation, and any other entity to which the Board of Directors has extended this Plan.




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1.130 Company Contribution Account means a Plan Account with respect to a
Participant which is comprised of his Company Matching Contributions, as adjusted for gains or losses related thereto.

1.140 Company Matching Contributions means the contributions made to the Trust Fund by Conexant or an Affiliated Company pursuant to the provision of Section 2.060.

1.150 Compensation means the compensation of a Participant as is defined in Section 414(s) of the Code.

1.160 Conexant means Conexant Systems, Inc., a Delaware corporation.

1.170 Conexant Stock Fund A means the fund established by the Trustee for receipt and holding of Company Matching Contributions.

1.180 Effective Date means January 1, 1999.

1.190 Eligible Employee means any Employee who is a member of International Brotherhood of Electrical Workers, Local Union No. 2295 - Newport Beach, California.

1.200 Eligible Retirement Plan means:

(a)    an individual retirement account described in Section 408(a) of the Code,

(b)    an individual retirement annuity described in Section 408(b) of the Code,

(c)    an annuity plan described in Section 403(a) of the Code, or

(d)    a qualified plan (which is a defined contribution plan) described in
       Section 401(a) of the Code,

which accepts an individual's eligible rollover distributions; provided, however, that in the case of an eligible rollover distribution to a Participant's surviving Spouse, only an individual retirement account or individual retirement annuity described in (a) and (b) above shall be deemed to be an Eligible Retirement Plan.

1.210 Employee means any person who is employed by the Company or by an Affiliated Company, including an Eligible Employee. "Employee" shall, to the extent permitted by Section 406 of the Code, be deemed to include any United States citizen regularly employed by a foreign subsidiary or affiliate of the Company.

1.220 ERISA means the Employee Retirement Income Security Act of 1974, as it may be amended from time to time.




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1.230 Hardship means an immediate and heavy financial need of the Employee for which the amount required is not reasonably available to the Employee from other sources and which arises for one of the following reasons:

(a) the purchase (excluding mortgage payments) or construction of a principal residence for the Employee, or to prevent eviction from, or foreclosure on the mortgage on, the Employee's principal residence;

(b)    the incurring of obligations for

     (1) tuition, related educational fees and room and board expenses for post-secondary education for the Employee, his spouse or one or more of his children or other dependents (as defined in Section 152 of the Code) to be incurred during the twelve (12) month period immediately following the date of his request for distribution; or

     (2) expenses not covered by insurance which either have been previously incurred by the Employee for, or are necessary in order for the Employee to obtain, medical care (as described in Section 213(d) of the Code) for himself, his spouse or one or more of his dependents (as defined in Section 152 of the Code);

(c) any other reason which is permitted under Section 401(k)(2)(B)(i)(IV) of the Code and is approved by the Administrative Committee.

1.260 Highly Compensated Employee Group means those individuals who are "highly compensated employees" within the meaning of Section 414(q) of the Code. The Plan Administrator may determine which Employees are "highly compensated employees" for purposes of this Section in any manner permitted by the said Code provision.

1.270 Hour of Service has the meaning set forth in Article IA of this Plan.

1.280 Investment Fund(s) means one or more of the investment vehicles available to Participants as such investment vehicles are described in Appendix B to this Plan.

1.290 Layoff means an involuntary severance of employment, other than a discharge for cause.

1.300 Maternity or Paternity Leave means any period of absence by reason of the pregnancy of the Participant, the birth of a child of the Participant, the placement of a child with the Participant in connection with the adoption of such child by the Participant, or the caring for such child for a period beginning immediately following such birth or placement; provided, however, that the Participant shall have complied with the Company's request to furnish the Plan Administrator such timely information as may be reasonably required to establish that the absence is for such reason and the number of days for which there was such an absence.

1.310 Named Fiduciary means the Plan Committee, the Plan Administrator, the Administrative Committee and the Trustee.




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1.320 Non-Highly Compensated Employee Group means Employees who are not in the
Highly Compensated Employee Group, as determined by the Plan Administrator.

1.330 Participant means a person who has elected to participate in the Plan in accordance with Article II; provided, however, that such term shall include a person who no longer has an effective election under Article II only so long as he retains an Account under the Plan.

1.340 Participant Contributions means a Participant's Basic Pre-Tax and Basic Post-Tax Contributions and his Supplemental Pre-Tax and Supplemental Post-Tax Contributions.

1.350 Plan means this Conexant Systems, Inc. Hourly Employees' Savings Plan, as from time to time amended.

1.360 Plan Administrator means the person from time to time so designated by name or corporate office by the Board of Directors.

1.370 Plan Committee means the Conexant Employee Benefit Plan Committee.

1.380 Plan Year means each twelve-month period ending on the last day of September.

1.390 Post-Tax Contribution Account means a Plan Account with respect to a Participant which is comprised of his Basic and Supplemental Post-Tax Contributions, as adjusted for gains or losses related thereto.

1.400 Post-Tax Contribution Percentage Limit means the maximum contribution percentage in each Plan Year for the group of Highly Compensated Employee Group Participants and shall be that percentage amount which does not exceed the greater of:

(a) the Actual Contribution Percentage for the Non-Highly Compensated Employee Group, multiplied by one and twenty-five hundredths (1.25); or

(b)    the lesser of

       (1) an amount which does not exceed the Actual Contribution Percentage for the Non-Highly Compensated Employee Group by more than two (2) percentage points, or

       (2) the Actual Contribution Percentage for the Non-Highly Compensated Employee Group, multiplied by two (2).

If a Participant who is a member of the Highly Compensated Employee Group is a participant in any other plan established or maintained by an Affiliated Company pursuant to which elective deferrals under a cash or deferred arrangement or matching contributions, both as defined in Section 401(m)(4) of the Code, or employee contributions, are made, such other plan shall be deemed to




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be a part of this Plan for the purpose of determining the Post-Tax Contribution
Percentage Limit with respect to that Participant.

1.410 Pre-Tax Contribution Account means a Plan Account with respect to a Participant which is comprised of Basic and Supplemental Pre-Tax Contributions, as adjusted for gains or losses related thereto.

1.420 Pre-Tax Contribution Percentage Limit means the maximum contribution percentage in each Plan Year for the Highly Compensated Employee Group and shall be that percentage amount which does not exceed the greater of:

(a) the Actual Deferral Percentage for the Non-Highly Compensated Employee Group, multiplied by one and twenty-five hundredths (1.25); or

(b)    the lesser of

       (1) an amount which does not exceed the Actual Deferral Percentage for the Non-Highly Compensated Employee Group by more than two (2) percentage points, or

       (2) the Actual Contribution Percentage for the Non-Highly Compensated Employee Group, multiplied by two (2).

If a Participant who is a member of the Highly Compensated Employee Group is a participant in any other plan established or maintained by an Affiliated Company pursuant to which elective deferrals under a cash or deferred arrangement or matching contributions, both as defined in Section 401(m)(4) of the Code, or employee contributions, are made, such other plan shall be deemed to be a part of this Plan for the purpose of determining the Pre-Tax Contribution Percentage Limit with respect to that Participant.

1.430 Rollover Contributions mean the amounts described in Section 2.050 which are transferred to a Participant's Account pursuant to the terms of subsection
(b) of the said Section.

1.440 Transfer Contributions means the amounts described in Section 2.050 which are transferred to a Participant's Account pursuant to the terms of subsection
(a) of the said Section.

1.450 Trust Agreement means the trust agreement entered into pursuant to Article VIII of this Plan.

1.460 Trust Fund means the fund, including the earnings thereon, held by the Trustee for all contributions made under this Plan by Participants and the Company.

1.470 Trustee means the trustee or trustees of the trust described in Article IX of this Plan.

1.480 Valuation Date means the any New York Stock Exchange trading day.




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1.490 Vesting Service means a Plan Year in which a Participant completes one thousand (1,000) Hours of Service. In addition, for each such Plan Year in which the Participant completes less than one thousand (1,000) but more than five hundred (500) Hours of Service he shall accrue one-twelfth (1/12) of a year of Vesting Service for each eighty (80) of such Hours of Service, computed to the nearest one-twelfth (1/12); provided, however, that no Participant who completes five hundred (500) or fewer such Hours of Service during any such calendar year shall accrue any Vesting Service with respect to such year.


                           ARTICLE IA HOURS OF SERVICE


1A.010 General. An Eligible Employee shall be credited with an Hour of Service for each hour for which he is directly paid for all purposes by the Company for the performance of duties. Hours worked at a premium rate shall be credited as straight-time hours.

1A.020 Periods of Absence

(a) If at the time of commencement of any of the following absences the Participant is an Eligible Employee, he shall be credited for all purposes with Hours of Service in accordance with subsection (b):

       (1) absence from work, up to a maximum of two (2) years, because of injury or disease sustained in the course of employment with the Company and with respect to which he receives workmen's compensation benefits and during which he would normally have been scheduled to work for the Company as an Eligible Employee;

       (2)    absence from work pursuant to an authorized sick leave;

       (3)    absence from work for paid vacation or paid holiday(s) not worked;

       (4) absence from work for a period during which he is serving as a juror;

       (5) absence from work for a period for which he is on an authorized leave of absence for union business;

       (6) absence from work for a period during which he is required by the Armed Forces of the United States for military training or emergency duty;

       (7)    absence from work for a paid funeral or bereavement leave;

       (8) absence from work for a period during which he is on authorized personal leave;

       (9) absence from work for a period during which he is on layoff status; and




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       (10)   absence from work for a period during which he is on an authorized educational leave.

(b) An Eligible Employee shall be deemed to have completed an Hour of Service for each hour for which back pay has been awarded or agreed to by the Company or Affiliated Company for any period off work.

(c) Any absence from work by an Eligible Employee who may be elected or appointed to governmental office requiring him to absent himself from duty with the Company; provided, however, that a written opinion of counsel is obtained in advance that granting of such credit in a specific circumstance, and its acceptance by the Participant, does not violate any federal, state or local law.

(d) Any absence, other than those described in subsection (a), for which the Eligible Employee is paid his regular hourly rate of compensation by the Company (including any such vacation or holiday not worked) provided that such credit shall be given only for the first five hundred and one (501) credited hours of any single such period.

(e) For purposes of determining the number of Hours of Service to which an Eligible Employee may be entitled pursuant to the provisions of subsection (a) with respect of any period of approved absence or layoff for which the Eligible Employee is not paid his regular hourly rate of compensation by the Company, such Eligible Employee shall receive 174 Hours of Service for each full month of such service, prorated on a daily basis at the rate of eight (8) Hours per day, not to exceed forty (40) hours per week; and with respect to any period of absence for which the Eligible Employee is paid his regular hourly rate of compensation by the Company, the Eligible Employee's Hours of Service shall be determined by dividing the payments received by or due to such Eligible Employee with respect to the applicable period by the Eligible Employee's regular hourly rate of compensation.

1A.030 Hours Other than as an Eligible Employee. A Participant who has completed or completes Hours of Service with the Company or an Affiliated Company but not as an Eligible Employee shall, upon becoming a Participant, be credited with such Hours of Service only for purposes of determining Vesting Service.

1A.040 Maternity or Paternity Leave. The Plan shall treat the following as Hours of Service solely for the purpose of determining Vesting Service:

(a) Hours of Service which otherwise would normally have been credited to a Participant but for a Maternity or Paternity Leave, or

(b) if the normal Hours of Service cannot be determined, eight (8) Hours of Service for each day of such absence provided, however, that the total number of such Hours of Service shall not exceed five hundred one (501); and provided further that such Hours of Service shall be credited to the Participant in




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the Plan Year in which the Maternity or Paternity Leave begins, if such
Participant would otherwise incur a Break in Service in such Plan Year, or otherwise in the immediately following year.


                   ARTICLE II PARTICIPATION AND CONTRIBUTIONS


2.010 Participation. An Employee who is an Eligible Employee on the Effective Date may elect at any time to participate in the Plan. An Employee who becomes an Eligible Employee after the Effective Date may elect to participate in the Plan at the time he attains the status of Eligible Employee. Such an election to participate shall be made with at least fifteen (15) days notice to the Company and shall become effective on the first payroll payment date following the expiration of the notice period.

2.020 Contribution Election or Authorization.

(a) An Eligible Employee who has notified the Company of his election to become a Participant shall also:

       (1) elect to defer receipt of an amount equal to 1% through 15% of his Compensation, which amount shall be contributed as a Pre-Tax Contribution to his Pre-Tax Contribution Account;

       (2) authorize to be deducted from his Base Compensation, as paid, an amount equal to 1% through 15% of his Base Compensation, which amount shall be contributed as a Post-Tax Contribution to his Post-Tax Contribution Account;

provided, however, that the percentages elected to be deferred or deducted and then made as a Pre-Tax or Post-Tax contribution shall together not exceed 15% of a Participant's Base Compensation.

(b) No contributions shall be made by, or with respect to, any Participant after any of the following events until such Participant again makes an election under subsection (a):

       (1)    the Participant ceases to be an Employee;

       (2) the Participant receives a distribution under Section 5.020, 5.030 or 5.050; or

       (3) the Participant voluntarily elects to have contributions suspended under Section 8.010.

(c) No contributions shall be made by, or with respect to, any Participant during any period of suspension of contributions described in Section
       8.010 or Section 8.020.

(d) Pre-Tax and Post-Tax Contributions made with respect to or by a Participant under this Section shall be made only by payroll deductions unless, under exceptional circumstances, another method of contributions is approved by the Plan Committee.




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2.030 Changes in Rate of Employee Contributions. A Participant may from time to time change the rate of his Participant Contribution. Such change shall be effective as soon as is reasonably possible after his election, but, in general, no later than the first payroll payment date following the expiration of fifteen
(15) days subsequent to his election.

2.040 Changes Between Pre-Tax and Post-Tax Contributions. A Participant shall be permitted to elect to increase or decrease at any time (and as often as he wishes) the rate of his Pre-Tax and Post-Tax Contributions. Any such increase or decrease of the rate of the Participant's Pre-Tax and Post-tax Contributions shall be effective as soon as is reasonably possible after receipt of the Plan Administrator of the Participant's election.

2.050 Transfer and Rollover Contributions. Transfers to this Plan of a Participant's interest in another individual account plan shall be permitted in the situations and pursuant to the requirements set forth below:

(a) A Participant who is presently an Eligible Employee but who formerly though an Employee was not an Eligible Employee may cause his account balances in any other individual account of the Company to be transferred to this Plan. Such transferred account balances (which shall be entirely in cash or, if such balances consist in whole or in part of participant loans from the transferring plan, in cash and in kind) shall constitute Transfer Contributions.

(b) A Participant who is an Eligible Employee may elect (by providing the Plan Administrator with notice thereof) to have the entire amount credited to his account in a qualified individual account plan of a former employer transferred from such plan to this as a Rollover Contribution, subject to the following:

       (1) Such Rollover Contributions are eligible for receipt hereunder only if they are derived entirely from employer contributions (and earnings thereon) to a qualified profit sharing plan which were contributed either pursuant to a qualified cash or deferred arrangement under Code Section 401(k) or as amounts in which the Participant had a nonforfeitable interest and which were based upon the amount of contributions in a qualified cash or deferred arrangement.

       (2) No portion of such Rollover Contributions may be derived from a transfer from a qualified plan which at any time had permitted benefit payments in the form of a life annuity.

(c) Transfer and Rollover Contributions shall be credited to the Participant's Account as follows:

       (1) that portion of such balance attributable to employer contributions made pursuant to deferral elections under Section 401(k) of the Code shall be credited to the Participant's Pre-Tax Contribution Account;




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       (2)    that portion of such balance attributable to employer
              contributions other than those described in paragraph (1) above shall be credited to the Participant's Pre-Tax Contribution Account, but the Participant's tax basis under the Code in such contributions shall be the same as his tax basis under the prior individual account plan; and

       (3) that portion of such balance attributable to employee contributions made on an after-tax basis, shall be credited to the Participant's Post-Tax Contribution Account.

(d) No Company Matching Contributions will be made under Section 2.060 with respect to the Transfer Contributions and Rollover Contributions described in this Section.

2.060   Matching Amounts.

(a) The Company shall contribute to the Trust Fund (any such contribution to be referred to herein as a Company Matching Contribution) on behalf of each Participant amounts equal to the applicable percentage shown below of the Participant's Pre-Tax Contributions or Post-Tax Contributions; provided, however, that such a Company Matching Contribution shall be made on a Participant's behalf only after he has completed at least fifty-two (52) weeks of employment with the Company or an Affiliated Company and such Company Matching




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       Contributions for each Plan Year on behalf of each Participant shall be limited to the amounts set forth below, as applicable:

         Calendar Year           Matching Percentage             Maximum Amount
         -------------           -------------------             --------------
            1999                        70%                          $350.00
            2000                        60%                          $450.00
            2001                        55%                          $550.00
            2002                        52%                          $650.00
            2003                        50%                          $750.00

(b) Contributions by the Company shall be in the form of Conexant common stock, but may, at the option of the Board of Directors, be in any combination of cash and Conexant common stock. The Conexant common stock contributed shall be valued at the Nasdaq closing on the Valuation Date immediately preceding the date on which the Company Matching Contribution is made.

(c)    The Company shall notify the Plan Administrator no later than fifteen
       (15) days in advance, if the form of contributions to be made for any month will be changed from that of the immediately preceding month.

2.070 Application of Forfeitures. Amounts which have been forfeited in accordance with the provisions of Article V and VI of this Plan shall be applied to reduce subsequent Company Matching Contributions required hereunder. If the Plan should be terminated, any amount not previously so applied shall be credited ratably to the Accounts of all Participants in proportion to the amounts of Company Matching Contributions credited to their respective Accounts during the most recent Plan Year.


                      ARTICLE III: CONTRIBUTION LIMITATIONS


3.010 Limitations on Employee Contributions.

(a)    The aggregate amount in any calendar year of all of a Participant's:

       (1)    Pre-Tax Contributions to this Plan;

       (2) elective deferrals under any other cash or deferred arrangement (as defined in Section 402(g) of the Code); and

       (3) elective employer contributions to any simplified employee pension (as defined in and pursuant to Sections 408(k)(1) and (6), respectively, of the Code)

     may not exceed Ten Thousand Dollars ($10,000), or such larger sum as may be in effect under Section 402(g)(5) of the Code.




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(b)    Prior to the beginning of, and periodically during, each Plan Year, the
       Plan Administrator shall cause a test to be conducted of Pre-Tax Contribution elections under Section 2.020(a)(1), in order to determine whether the Average Deferral Percentage for the Highly Compensated Employee Group exceeds the Pre-Tax Contribution Percentage Limit. If it is determined that the Pre-Tax Contributions made for any Plan Year by the Highly Compensated Employee Group would (if not reduced) cause the Average Deferral Percentage of that Group to exceed the Pre-Tax Contribution Percentage Limit, the Plan Administrator shall reduce any Pre-Tax Contributions elected by Participants in the Highly Compensated Employee Group, so that the Pre-Tax Contribution Percentage Limit will not be exceeded for the Plan Year. Such reduction shall be effective as of the first payroll payment date in the month following such determination and shall be made as set forth below:

       (1) Participants in the Highly Compensated Employee Group who have elected Pre-Tax Contributions in an amount equal to 15% of Base Compensation shall have their elections reduced to 14%. If, following the said reductions, the Pre-Tax Contribution Percentage Limit is still exceeded, Participants in the Highly Compensated Employee Group who have elected Pre-Tax Contributions in an amount equal to 14% of Base Compensation (including any Participants in the Highly Compensated Employee Group whose elections were reduced under the terms of the preceding sentence) shall have their elections reduced to 13%.

       (2) If, following the reductions described in paragraph (1), the Pre-Tax Contribution Percentage Limit is still exceeded, Participants in the Highly Compensated Employee Group who have elected Pre-Tax Contributions in an amount equal to 13% of Base Compensation shall have their elections reduced to 12%. If, following the reductions described in the preceding sentence, the Pre-Tax Contribution Percentage Limit is still exceeded, Participants in the Highly Compensated Employee Group who have elected Pre-Tax Contributions in an amount equal to 12% of Base Compensation (including any Participants in the Highly Compensated Employee Group whose elections were reduced under the terms of the preceding sentence) shall have their elections reduced to 11%.

       (3) The process set forth in this subsection shall continue until the Average Deferral Percentage for the Highly Compensated Employee Group does not exceed the Pre-Tax Contribution Percentage Limit.

     Reductions in Pre-Tax Contributions pursuant to this subsection shall remain in effect for the remainder of the Plan Year, unless the Plan Administrator determines that changed circumstances permit an increase of such Contributions, in which case the Plan Administrator shall determine the amount by which such Contributions may be increased for the balance of the Plan Year.




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(c)    Prior to the beginning of, and periodically during, each Plan Year, the
       Plan Administrator shall cause a test to be conducted of Post-Tax Contribution elections under Section 2.020(a)(2), as well as of Company Matching Contributions under Section 2.060, in order to determine whether the Average Contribution Percentage for the Highly Compensated Employee Group exceeds the Post-Tax Contribution Percentage Limit. If it is determined that the Post-Tax Contributions made for any Plan Year by the Highly Compensated Employee Group would (if not reduced) cause the Average Contribution Percentage of that Group to exceed the Post-Tax Contribution Percentage Limit, the Plan Administrator shall reduce any Post-Tax Contributions elected by Participants in the Highly Compensated Employee Group, so that the Post-Tax Contribution Percentage Limit will not be exceeded for the Plan Year. Such reduction shall be effective as of the first payroll payment date in the month following such determination and shall be made as set forth below:

       (1) Participants in the Highly Compensated Employee Group who have elected Post-Tax Contributions in an amount equal to 15% of Base Compensation shall have their elections reduced to 14%. If, following the said reductions, the Post-Tax Contribution Percentage Limit is still exceeded, Participants in the Highly Compensated Employee Group who have elected Post-Tax Contributions in an amount equal to 14% of Base Compensation (including any Participants in the Highly Compensated Employee Group whose elections were reduced under the terms of the preceding sentence) shall have their elections reduced to 13%.

       (2) If, following the reductions described in paragraph (1), the Post-Tax Contribution Percentage Limit is still exceeded, Participants in the Highly Compensated Employee Group who have elected Post-Tax Contributions in an amount equal to 13% of Base Compensation shall have their elections reduced to 12%. If, following the reductions described in the preceding sentence, the Post-Tax Contribution Percentage Limit is still exceeded, Participants in the Highly Compensated Employee Group who have elected Post-Tax Contributions in an amount equal to 12% of Base Compensation (including any Participants in the Highly Compensated Employee Group whose elections were reduced under the terms of the preceding sentence) shall have their elections reduced to 11%.

       (3) The process set forth in this subsection shall continue until the Average Contribution Percentage for the Highly Compensated Employee Group does not exceed the Post-Tax Contribution Percentage Limit.

       Reductions in Post-Tax Contributions pursuant to this subsection shall remain in effect for the remainder of the Plan Year, unless the Plan Administrator determines that changed circumstances permit an increase of such Contributions, in which case the Plan Administrator shall determine the amount by which such Contributions may be increased for the balance of the Plan Year.

(d) If it shall be determined as a result of tests of contribution elections pursuant to subsection (c) that there shall be `excess aggregate contributions' (as defined in and determined pursuant to Section 401(m)(6) of the Code) in any Plan Year, such excess aggregate contributions and all income allocable thereto shall be distributed, or, if forfeitable, forfeited, in the manner and within the time required by the said Section 401(m)(6).


                          ARTICLE IV: PLAN INVESTMENTS


4.010 Investment Elections. In addition to the elections and authorizations set forth in Article II, a Participant shall elect in which Investment Funds his Participant Contributions, Rollover Contributions and Transfer Contributions are to be invested; provided, however, that the Participant shall not be permitted to have any of the said Contributions invested in Conexant Stock Fund A. Such investments shall be elected by the Participant among the Investment Funds in increments of five percent (5%), with the total of the elected percentage increments equaling one hundred percent (100%). The Participant shall be permitted to change on a daily basis any previous Investment Fund election or elections he has made with regard to his Participant Contributions pursuant to
Section 4.010, except that he shall not be permitted to elect to have investment of his Participant Contributions changed to Conexant Stock Fund A. The elections and changes to such elections which a Participant makes pursuant to this Section shall be made by means of any method (including whatever telephonic or electronic means are available and acceptable to the Plan Administrator at the time the election or change is made by the Participant), may be made at any time and shall be effective as of the New York Stock Exchange closing immediately following the making of that election or change.

4.020 Fund Transfers - Participant Contributions. A Participant shall be permitted to have the whole or portions of the value of his interest in the Plan's Investment Funds which are attributable to his own Participant Contributions transferred into one or more of the other Investment Funds.

(a) Such transfers shall be effected in dollars or in increments of 1% of the value of the Participant's interest in a transferring Fund, but in no event shall such transfers be in amounts less than Two Hundred and Fifty Dollars ($250.00), except as follows:

       (1) If the balance of a Participant's interest in an Investment Fund is in an amount which is less than Two Hundred and Fifty Dollars ($250), the Participant may elect to have the entire balance of his interest in the Fund transferred.

       (2) The general percentage and dollar limitations set forth in this Section which would be otherwise applicable shall not be applicable if the transfer elected by the Participant is comprised of all or a portion of his interest in Conexant Stock Fund B.

(b) Any transfer described in this Section shall be effective as of the New York Stock Exchange closing immediately following the Participant's election to make such transfer.

(c) All elections under this Section shall be irrevocable and shall not affect the Participant's right to exercise any other election provided by the Plan.

(d) Upon making a transfer election under this Section, the Participant shall also either confirm or change his election under Section 4.010 with respect to future Pre-Tax and Post-Tax Contributions.

4.030 Fund Transfers - Company Matching Contributions. A Participant who has attained age fifty-nine and one-half (59-1/2) whether or not the Participant has retired from his employment with the Company, shall be permitted to elect at any time to have the total value or a portion (in dollar amount or in 1% increments) of the total value of his interest in Conexant Stock Fund A transferred to any one or more of the other Investment Funds. If a participant who is still an Employee has made the election described in this Section and, as a result of that election, one hundred percent (100%) of the Participant's interest in Conexant Stock Fund A has been transferred to one or more of the Investment Funds, all subsequent Company Matching Contributions, if any, made on the Participant's behalf after the effective date of such election shall be made in cash and shall be invested in the same manner as his Participant Contributions are invested under Section 4.010 above.

4.040 Participant's Accounts. Separate Participant Contribution and Company Contribution Accounts shall be established and maintained by the Trustee to represent all amounts, adjusted for gains or losses thereon, which have been contributed by or on behalf of a Participant as Participant Contributions and Company Matching Contributions. Such separate Accounts shall contain sufficient information to permit a determination of the dollar balance of such Participant's accounts at any time and to permit, with respect to Conexant Stock Funds A and B, a determination of the number of equivalent shares of Conexant common stock held on the Participant's behalf. Each contribution on behalf of a Participant to an Investment Fund and each payment made to a Participant from an Investment Fund shall result in a credit or charge to the Account representing the Participant's interest in such Fund. In addition, dividend proceeds on Conexant common stock held in Conexant Stock Funds A and B shall be used for the purchase, when possible, of additional shares of Conexant common stock for the two Funds and, therefore, shall result in appropriate adjustments to the balances in the said Funds and to the value of the Participant's interest in the said Funds. Each contribution on behalf of a Participant to an Investment Fund and each payment made to a Participant from an Investment Fund shall result in a credit or charge to the Account representing the Participant's interest in such Fund. In addition, dividend proceeds on Conexant common stock held in Conexant Stock Fund A shall be used for the purchase, when possible, of additional shares of Conexant common stock for the Fund and, therefore, shall result in appropriate adjustments to the balances in the said Fund and to the value of the Participant's interest in the Fund.

4.050 Valuation and Participant Statements. As of each Valuation Date, an amount equal to the fair market value of the Funds (other than dividends received which are attributable to whole shares of Conexant common stock which were or are to be transferred to Participant Accounts subsequent to the record date for such dividend) shall be determined by the Trustee in such manner and on such basis as it shall deem appropriate. After the end of each calendar year or more frequently as the Plan Administrator shall determine, the Trustee shall forward by mail to each Participant a statement, in such form as the Plan Administrator deems appropriate, setting forth pertinent information relative to each Participant's Accounts. Such statement shall, for all purposes, be deemed to have been accepted as correct unless the Plan Administrator (or the Trustee, as the case may be) is notified to the contrary by mail within sixty
(60) days of the mailing thereof to the Participant.


             ARTICLE V BENEFITS PAYABLE UPON TERMINATING EMPLOYMENT


5.010 Vesting.

(a) Each Participant shall at all times be fully vested in his Pre-Tax Contribution Account and his Post-Tax Contribution Account. Each Participant who is an Employee and has at least five (5) years of Vesting Service shall be fully vested in his Company Contribution Account.

(b) Subject to the forfeiture provisions of Articles V and VI, all of a Participant's Vesting Service shall be considered in determining whether he has a vested right under Section 5.010(a)(1) to that portion of his Company Contributions Account.

(c) If a Participant who is an Employee attains age sixty-five (65), all of the Units in his Accounts which are attributable to Company Contributions shall be fully vested.

5.020 Retirement, Death, Layoff, Etc. Subject to the provisions of Section 5.050, as soon as practicable after the occurrence of a Participant's retirement, death, layoff, disability of a least six (6) months duration or termination of employment, but not later than sixty (60) days after the end of the Plan Year in which the event shall have occurred, a Participant or his Beneficiary (in the case of the Participant's death) shall receive: all amounts described in subsection (a) and (b): In the case, however, of Retirement, a Participant who would otherwise receive a distribution pursuant to the preceding sentence may nevertheless elect at any time prior to the effective date of the Retirement to remain in the Plan without any further contributions and may elect to defer the Retirement distribution to a later date, which date shall not be later than April 1 of the calendar year following the calendar year in which the Participant attains age seventy and one-half (70-1/2). Distributions to such Participants shall be made pursuant to the terms of Section 5.030 of this Article.

With respect to Investment Funds other than the Conexant Stock Funds A and B (which shall be subject to the Participant election set forth in subsection
(b)), the Participant shall receive the full dollar balance of his Accounts in such funds. Such balance shall be determined in the manner provided in Section 5.030, by reference to the value of such Participant's interest on the date of the Participant's retirement, layoff or termination of employment, or, in the case of a Participant's death or disability, on the date all documentation necessary to effect distribution has been received by the Plan Administrator or his delegate.

(b) With respect to Conexant Stock Funds A and B, the Participant shall, if he should so elect, receive the full dollar balance of his Accounts in such Funds in the manner described in the preceding subsection or in shares of Conexant common stock equal in number to the maximum number of whole shares of common stock which could be purchased at the NASDAQ closing price of that common stock on that date (or, in the event such date falls on a day on which for any reason there are no trades of such stock reflected on such listing, the last trading day preceding that date). In addition, the Participant shall be paid in cash the value of any partial shares of the said common stock and the amount of any cash dividends received since that date which is attributable to the number of whole shares of common stock distributed to him.

5.030 Form of Distributions to Retiring Participants. Any Participant who is eligible for and wishes to receive a distribution under Section 5.020 on account of his retirement shall make an election concerning the form of distribution and shall provide such election to the Plan Administrator or the Plan Administrator's delegate prior to Retirement. The form of distributions such a Participant may elect shall be in the form of either:

(a)    a lump sum payment, or

(b) ten (10) or fewer annual installment payments, such installment payments to be equal to the value of the Participant's Accounts as of the Valuation Date immediately preceding distribution, divided by the number of installments remaining at the time of each payment. The initial installment payment shall be made as soon as is practicable after the effective date of the Participant's election, with subsequent payments during the elected installment payment period to be made as of the annual anniversary date of the initial installment payment.

If a Participant who had previously retired and commenced receipt of installment payments pursuant to subsection (b) returns to employment with the Company or an Affiliated Company, such installment payments shall be suspended until the Participant's subsequent retirement, at which time he would be permitted again to make the election described therein. In the event that no election concerning the form of Retirement distribution has been made by a retired Participant by the end of the calendar year in which he has attained age seventy and one-half (70-1/2), the distribution shall be made in a lump sum.

5.040 Termination of Employment for Other Reasons. Subject to Section 5.050, distributions from this Plan to Participants for reasons other than the Participant's retirement or, in the case of a Participant's death, distributions to the Participant's Beneficiary, shall in all cases be made in lump sum and shall be paid as soon as is practicable. If the Participant is reemployed as an Employee, the Participant shall not have any further right to receive a distribution of benefits as a result of his prior termination of employment.

5.050 Participant's Consent to Distribution of Benefits. Notwithstanding any other provisions of the Plan to the contrary, if the aggregate vested value of the Accounts of a Participant who is no longer an Employee is in excess of Five Thousand Dollars ($5,000.00) and the Participant has not attained age seventy and one-half (70-1/2) at the time distribution of benefits under the Plan would otherwise be made, no distribution of benefits under the Plan shall be made, unless the Plan Administrator or his delegate shall first have obtained the Participant's consent thereto. In the event such consent is not so obtained, the Participant's Accounts shall be retained by the Plan and shall be maintained and valued in accordance with Article IV. Distribution of the Participant's Accounts pursuant to this Section shall be made following the date on which the Participant's consent to such distribution is obtained or, if earlier, the date on which the Participant attains age seventy and one-half (70-1/2) or dies, in the same manner as if the Participant had terminated employment on such date.

5.060 Transfer of Distribution Directly to Eligible Retirement Plan. If a Participant, a Participant's spouse entitled to distribution as his Beneficiary pursuant to Article VIII or a former spouse entitled to distribution pursuant to
Section 9.120(b) shall so request in writing, the Plan Administrator shall cause all or a portion of the amounts (including shares of Conexant common stock) with respect to which the Participant would be taxed under Section 402 of the Code to be transferred from the Trustee directly to the custodian of an Eligible Retirement Plan specified by the Participant. Such request shall be made, in the case of a Participant, at the time his consent to such distribution shall be given to the Plan Administrator pursuant to Section 5.050, or at such later date as the Plan Administrator shall permit, or, in the case of the Participant's spouse or former spouse, at such time as the Plan Administrator shall determine. Prior to effecting such a transfer the Plan Administrator shall have the authority to require evidence reasonably satisfactory to him that the entity to which such transfer is to be made is in fact an Eligible Retirement Plan and that such Eligible Retirement Plan may receive the distribution in the forms required under this Article.


                        ARTICLE VI: WITHDRAWALS AND LOANS


6.010 Withdrawals from Accounts by Participants under Age 59-1/2.

(a) Subject to Section 6.030, a Participant who has not yet attained age fifty-nine and one-half (59-1/2) may elect while still employed to withdraw certain amounts from his Accounts. As soon as practicable after the Company's receipt of such an election, there shall be paid or transferred to such Participant cash and, if applicable, stock from his Accounts in the following order:

       (1)    first, from his Post-Tax Contributions Account;

       (2) second, from those portions of his Post-Tax Contribution and Pre-Tax Contribution Accounts which are attributable to any Rollover or Transfer Contributions made by the Participant;

       (3) third, from that portion of his Company Contributions Account which is attributable to his Post-Tax Contributions;

       (4) fourth, from that portion of his Company Contributions Account which is attributable to his Pre-Tax Contributions; and

       (5)    fifth, from his Pre-Tax Contribution Account.

(b) Withdrawals pursuant to subsection (a) may be made by a Participant at any time and with no minimum amount required, but shall be limited to one withdrawal every six (6) months.

(c) Withdrawals pursuant to paragraph (6) of subsection (a) shall be permitted only if the Participant has provided adequate evidence of a hardship, as provided in Section 6.030 and such a hardship withdrawal shall be governed by the provisions of that Section.

6.020 Withdrawal from Accounts by Participants Over Age 59-1/2.

(a) A Participant who has attained age fifty-nine and one-half (59-1/2) while still employed by the Company may elect to withdraw any or all of the amounts in his Accounts. A Participant making such an election shall receive the amount of cash or, if applicable, stock to be withdrawn from his Accounts in the following order:

       (1)    first, from his Post-Tax Contribution Account;

       (2) second, from those portions of his Post-Tax Contribution and Pre-Tax Contribution Accounts which are attributable to any Rollover or Transfer Contributions made by the Participant;

       (3)    third, from his Pre-Tax Contribution Account;

       (4) fourth, from that portion of his Company Contributions Account which is attributable to his Post-Tax Contributions; and

       (5) fifth, from that portion of his Company Contributions Account, which is attributable to his Pre-Tax Contributions.

(b) Withdrawals pursuant to subsection (a) may be made by a Participant at any time and with no minimum amount required, but shall be limited to one withdrawal every three (3) months.

6.030 Hardship Withdrawals from Pre-Tax. Subject to any restrictions the Plan Administrator may establish pursuant to Section 6.050, a the following provisions may apply, in the event of the occurrence of a Hardship.

(a) An Employee who has not attained age fifty-nine and one-half (59-1/2) may request approval of the Administrative Committee to withdraw some or all of the balance of his Pre-Tax Contribution Account, if the Employee demonstrates that the withdrawal is required as a result of a Hardship (including payment of any federal, state or local income taxes and penalties reasonably anticipated to result from such Hardship withdrawal).

(b) Any determination of the existence of Hardship, the reasonable availability to the Employee of funds from other sources and the amount necessary to be withdrawn on account of such Hardship shall be made by the Administrative Committee on the basis of all relevant facts and circumstances and in accordance with the provisions of this Section and
       Section 1.230, as applied in a uniform and nondiscriminatory manner. In making such determination, the Administrative Committee may, if it is reasonable to do so in the light of all relevant and known facts and circumstances, rely on the Employee's representation that the Hardship cannot be relieved:

       (1)    through reimbursement or compensation by insurance or otherwise;

       (2) by reasonable liquidation of the Employee's assets, to the extent that such liquidation would not itself cause an immediate and heavy financial need;

       (3)    by suspension of Participant Contributions to the Plan; or

       (4) by other distributions (other than Hardship distributions) or loans (which meet the requirements of Section 72(p) of the Code) from the Plan and any other plan maintained by an Affiliated Company or by any former employer or by borrowing from commercial sources at reasonable commercial rates.

6.040 Allocation of Withdrawals Among Investment Funds. Withdrawals pursuant to the three preceding Sections shall be taken from the Employee's Accounts in the Investment Funds in a pro rata fashion, based upon the relative size of such Accounts; provided, however, that a Participant shall be permitted, if he so desires, to designate the Investment Funds from which such withdrawals will be taken.

6.050 Loans. The Plan Administrator shall establish, and may from time to time modify, procedures pursuant to which any Employee or other "party in interest" (as defined in ERISA Section 3(14)) may apply for and receive a loan from the Plan, in an amount not exceeding the least of (a), (b), (c) or (d):

(a) the aggregate of the balances (including amounts attributable to Rollover and Transfer Contributions) in the borrower's Pre-Tax and Post-Tax Contribution Accounts;

(b) an amount which, when combined with all outstanding loans to the borrower from all other plans of all Affiliated Companies, equals Fifty Thousand Dollars ($50,000), reduced by the excess, if any, of

       (1) the highest outstanding and unpaid balances of all prior loans to the borrower from the Plan and such other plans during the twelve
              (12) month period immediately preceding the date on which such loan is made, over

       (2) the outstanding balance of any loan to the borrower from the Plan or such other plans on the date on which the loan is made;

(c)    one-half (1/2) of the aggregate of the balances of the borrower's
       Accounts; or

(d) such amount, not exceeding the amounts described in (a) through (c) above, as the Plan Administrator shall determine.

All such loans shall be made available to all eligible Employees and other parties in interest on a reasonably equivalent and non-discriminatory basis and shall be governed by the provisions of Appendix A, as such Appendix is from time to time constituted, pursuant to determination of the Plan Administrator.

6.060 Transfers to Certain Affiliated Company Plans. A Participant who though remaining an Employee is no longer an Eligible Employee may elect, if his continuing employment is with an Affiliated Company to have the entire amount credited to his Accounts in this Plan transferred to any qualified individual account plan of the said Affiliated Company; provided, however, that such transferred amount shall consist of and be limited to:

(a) cash, in the case of amounts attributable to the Participant's interest in Investment Funds other than Conexant Stock Fund B;

(b) Conexant common stock, in the case of amounts attributable to the Participant's interest, if any, in Conexant Stock Funds A and B; and

(c)    in the case of a Participant to whom a loan has been made pursuant to
       Section 6.050, the Participant's loan.

6.070 Transfer of Distribution or Withdrawal to Eligible Retirement Plan. If a Participant entitled to a distribution under Article V or an in-service withdrawal under this Article VI, shall so request in writing at the time his election to receive such distribution or withdrawal is made or at such later date as the Plan Administrator may permit, the Plan Administrator shall cause all or a portion of the amounts (including shares of Common Stock) with respect to which the Participant would be taxable under Section 402 of the Code to be transferred from the Trustee directly to the custodian of an Eligible Retirement Plan specified by the Participant. Prior to effecting such transfer the Plan Administrator shall require evidence reasonably satisfactory to him that the entity to which such transfer is to be made is in fact an Eligible Retirement Plan and that such Eligible Retirement Plan may receive the distribution in the forms required under this Article VI.


               ARTICLE VIA SUSPENSION OF SAVINGS AND CONTRIBUTIONS


6A.010 Voluntary Suspension.

(a) A Participant may at any time elect to have contributions suspended until further notice. Suspension shall become effective not later than the first payroll payment date following the expiration of the fifteen (15) days period thereafter.

(b) Subject to Section 2.010, a Participant who has elected to have contributions suspended, may elect to have contributions resumed, effective no later than the first payroll payment date following the expiration of the fifteen (15) days period thereafter.

6A.020 Involuntary Suspension. A Participant's Pre-Tax and Post-Tax Contributions shall be involuntarily suspended whenever:

(a) no payment of Base Compensation is made by the Company to the Participant or, in the case of a Post-Tax Contribution, the amount payable after all applicable withholdings and deductions required by law or the Company is less than the applicable Post-Tax Contribution;

(b) payroll deduction for Post-Tax Deduction Contributions under the Plan would be contrary to law;

(c) the Participant is not an Eligible Employee of an Affiliated Company or of a component of the Company to which the benefits of the Plan have been extended; or

(d) the Participant receives a distribution under from his Company Contribution Account, which is attributable to his Post-Tax Contributions; provided, however, that the previously suspended Contributions shall resume following the completion of the twenty-six
       (26) week period beginning on the date of such distribution and upon the occurrence of an affirmative election by the Participant for such resumption.

6A.030 General Provisions Applicable to Suspensions. Suspensions of Participant Contributions, whether voluntary or involuntary, shall not affect his benefit and withdrawal rights under Articles V and VI of the Plan, but Company Marching Contributions on his behalf shall be similarly suspended. A Participant may not make up suspended Participant Contributions.


                           ARTICLE VII: DEATH BENEFITS


7.010 Designation of a Beneficiary. Subject to the provisions of Section 1.090:

(a) If a Participant dies, payment of the benefits provided under this Plan shall be made to such person or persons as he has designated as his Beneficiary to receive such benefits in the event of his death.

(b) A Participant may change his designation of Beneficiary at any time by filing with the Plan Administrator (or such other person as is designated by the Plan Administrator) a request for such change. Such change shall become effective only upon receipt of the request by the

       Plan Administrator (or the Plan Administrator's delegate), but upon such receipt, the change shall relate back to and be effective as of the date the Participant signed such request; provided, however, that the Plan Administrator, the other named fiduciaries and the Trust Fund shall be not be liable in any way or to any degree for any payment made to the Beneficiary designated before receipt of such request.

(c) If no designation is effective pursuant to this Article or if the Plan Administrator or Trustee shall have any doubt as to the right of any Beneficiary or if the Beneficiary shall predecease the Participant, the amount of such benefits may be paid to the estate of the Participant, in which event the Plan Administrator, such other named fiduciaries and the Trust Fund shall be liable in any manner and to any degree with respect to such payment.

7.020 Payment to a Beneficiary. Upon receipt by the Plan Administrator (or another person designated by him) of evidence satisfactory to such person of the death of a Participant and of the identity and existence at the time of such death of the Beneficiary, the Plan Administrator shall direct the Trustee to pay the Participant's Accounts to such Beneficiary.


                          ARTICLE VIII: TRUST AGREEMENT


8.010 Establishment of Trust Fund. The property resulting from contributions made on behalf of all Participants, including contributions made by the Company, shall be held in a Trust Fund by a Trustee selected by the Plan Committee pursuant to a Trust Agreement entered into between such Trustee and the Plan Committee.

8.020 Investment Funds of the Trust. The Trustee shall establish and maintain as parts of the Trust Fund individual Investment Funds (which may be mutual funds or collective funds, accounts or other similar investment vehicles), each of which shall consist of and be identical to the individual Plan Investment Funds described in Appendix B, as the said Appendix shall be from time to time constituted. The said Investment Fund, as from time to time established and maintained (including the investment objectives and general descriptions of the forms of securities or other property held in such Funds shall be as set forth in the said Appendix B.

8.030 Trustee's Powers and Authority. Subject to the provisions of Section 9.050 concerning certain power and authority connected with the common stock of Conexant, which shall be held in Conexant Stock Funds A and B, the Trustee shall have full authority and discretion with respect to management of the assets of the Trust Fund, including management of the assets of the individual Investment Funds held thereunder.

8.040 Statutory Limits. In making all investments pursuant to this Plan, the Trustee shall:

(a) be subject to applicable provisions of ERISA governing the exercise of its fiduciary responsibilities on behalf of the Trust Fund and this Plan, as well as to all applicable securities laws governing the investments of the Trust Fund (including any investment companies or mutual funds therein), but shall not be bound by any law or any court doctrine of any state or jurisdiction limiting trust investments, except as otherwise provided or permitted by ERISA;

(b)    at all times give consideration to the cash requirements of the Plan; and

(c) not cause the Plan to engage in any transaction constituting a prohibited transaction under Section 406 of ERISA.

8.050 Duty of Trustee as to Common Stock in Conexant Stock Fund. Except as is otherwise provided in this Section:

(a) the duty with respect to the voting, retention, and tendering of Conexant common stock held in Conexant Stock Funds A and B shall be solely that of the Trustee, to be exercised solely in the Trustee's discretion;

(b) with respect to any matter as to which a vote of the outstanding shares of Conexant common stock is solicited:

       (1) The Trustee shall solicit the direction in writing of each Participant, as to the manner in which voting rights of a Conexant common stock held in or credited to Conexant Stock Funds A and B with respect to such Participant as of the record date fixed for determining the holders entitled to vote on such matter are to be exercised, and the Trustee shall exercise the voting rights of such shares with respect to such matter in accordance with last-dated timely written instruction, if any, of such Participant.

       (2) the Trustee, in its sole discretion, shall exercise voting rights of shares of Conexant common stock held in Conexant Stock Funds A and B as to which no timely direction has been received pursuant to paragraph (1).

(c)    In the event of a tender offer involving the common stock of the Company:

       (1) The Trustee shall solicit in writing of each Participant, as to the tendering or depositing of any shares of Conexant common stock held in Conexant Stock Funds A and B with respect to such Participant and, except as limited by subsection (d) hereof, shall tender or deposit such shares pursuant to any such tender offer in accordance with the last dated timely written direction, if any, of such Participant; and

       (2) the Trustee, in its sole discretion, shall have the duty, except as limited by subsection (d) hereof, with respect to the retention, tendering or depositing of shares of Conexant common stock held in Conexant Stock Funds A or B as to which no timely direction has been received pursuant to paragraph (1).

(d) Shares of Conexant common stock held in Conexant Stock Funds A and B shall not be tendered or deposited by the Trustee pursuant to any such until the earlier of:

       (1) immediately preceding the scheduled expiration of the tender offer pursuant to which such shares are to be tendered and deposited; or

       (2) immediately preceding the expiration of the period during which such shares of Conexant common stock will be taken up and paid for on a pro rata basis pursuant to such tender offer; or

       (3) the expiration of thirty (30) days from the date of the Trustee's solicitation of Participants' written direction pursuant to
              (c)(1).

The duty with respect to the withdrawal, or other exercise of any right of withdrawal of shares of Conexant Stock Funds A and B which have been tendered or deposited pursuant to any tender offer shall be solely that of the Trustee; provided that the Trustee shall solicit the direction in writing of each Participant with respect to whom any such shares of common stock have been tendered or deposited pursuant to any such tender offer as to the withdrawal of, or other exercise of any right to withdraw, such shares of common stock and, if such solicitation is made, the Trustee shall act in accordance with the last dated timely written direction, if any, of the Participant. As used herein, the term "Tender Date" means the date on which the Trustee tenders or deposits any shares of the Conexant common stock representing the interest of such Participant in Conexant Stock Fund A or B.

8.060 Rights in the Trust Fund. Nothing in the Plan or in the Trust Agreement shall be deemed to confer any legal or equitable right or interest in the Trust Fund in favor of any Participant, Beneficiary or other person, except to the extent expressly provided in the Plan.

8.070 Taxes, Fees and Expenses of the Trustee.

(a) Subject to subsection (b), the reasonable fees and expenses of the Trustee (including the reasonable expenses of the Trustee's counsel) shall be paid by the Company (unless the Company is specifically so directed by resolution of the Company's Board of Directors); provided, however, that in no event shall the Company or the Trust Fund pay any such fees or expenses:

       (1) for preparation or prosecution of any action against the Company, the Plan, any member of the Plan Committee or the Plan Administrator, or

       (2) for the defense or settlement of, or the satisfaction of a judgment related to, any proceeding arising either out of any alleged misfeasance or nonfeasance in any person's performance of duties with respect to the Plan or out of any alleged wrongful act against the Plan.

     In addition to the foregoing all of the other costs and expenses incurred by the Plan Committee, the Administrative Committee and the Plan Administrator shall be paid by the Company. Neither the Plan Administrator nor the members of the Plan Committee shall be compensated from the Plan but may be compensated by the Company for services rendered on behalf of the Plan.

(b) Brokerage fees, commissions, stock transfer taxes and other charges and expenses incurred in connection with transactions relating to the acquisition or disposition of property for or of the Trust Fund, or distributions therefrom, shall be paid from the Trust Fund. Taxes, if any, payable by the Trustee on the assets at any time held in the Trust Fund or on the income thereof shall be paid from the Trust Fund.


                           ARTICLE IX: ADMINISTRATION


9.010 General Administration. Authority to control and manage the operation and administration of the Plan shall be vested in the Plan Committee except to the extent that:

(a) the Plan Administrator or the Administrative Committee is allocated any such authority under the Plan;

(b) the Trustee may, pursuant to Article VIII, be granted exclusive authority and discretion to manage and control all or any portion of the assets of the Plan;

(c) the Plan Committee, the Plan Administrator, the Administrative Committee and the Trustee shall constitute ERISA named fiduciaries of the Plan.

9.020 Plan Committee. The Board of Directors shall, from time to time, determine the size of the Plan Committee and appoint its individual members. The Plan Committee shall act, with or without a meeting, in a manner consistent with the rules and regulations adopted pursuant to Section 9.060(d).

9.030 Plan Committee Records. The Plan Committee shall keep such records and data as it shall deem appropriate and it shall from time to time file with the Board of Directors such reports as the latter may request. It shall be a function of the Plan Committee to keep records of the assets of the Trust Fund, based upon reports furnished by the Trustee, and the evaluations placed thereon by the Committee shall be final and conclusive.

9.040 Funding Policy. The Plan Committee shall be responsible for determining a funding policy of the Plan and shall from time to time advise the Trustee of such policy.

9.050 Allocation and Delegation of Duties Under Plan. The Plan Committee, the Plan Administrator and the Administrative Committee shall each have the following powers and authorities:

(a) to designate agents to carry out responsibilities relating to the Plan, other than fiduciary responsibilities; and

(b) to employ such legal, consultant, medical, accounting, clerical and other assistance as it may deem appropriate in carrying out the provisions of this Plan including one or more persons to render advice with regard to any responsibility any fiduciary may have under the Plan.

9.060 Plan Committee Powers. In addition to any powers and authority conferred on the Plan Committee elsewhere in the Plan or by law, the Plan Committee shall have the following powers and authority:

(a) to allocate fiduciary responsibilities, other than trustee responsibilities (responsibilities under the Trust Agreement to manage or control the Plan assets) to one or more members of the Plan Committee or to the Plan Administrator and to designate one or more persons (other than the Trustee) to carry out such fiduciary responsibilities;

(b) to determine the manner in which the assets of this Plan, or any part thereof, shall be disbursed by the Trustee, except as relates to the making and retention of investments; and

(c) to establish rules and regulations from time to time for the conduct of the Plan Committee's business and for the administration and effectuation of its responsibilities under the Plan.

9.070 Plan Administrator. In addition to any powers and authority conferred on the Plan Administrator elsewhere in the Plan, the Plan Administrator shall have the following powers and authority:

(a) to administer, interpret, construe and apply this Plan and to decide all questions which may arise or which may be raised by any Employee, Participant, Beneficiary, or other person whatsoever, and the actions or decisions of the Plan Administrator in regard thereto, or in regard to anything or matter otherwise within his discretion, shall be conclusive and binding on all Employees, Participants, Beneficiaries, and other persons whatsoever;

(b) to designate one or more persons, other than the Trustee, to carry out fiduciary responsibilities (other than trustee responsibilities);

(c) to establish rules and regulations from time to time for the administration and effectuation of his responsibilities under the Plan.

The Plan Administrator shall have such other responsibility as is designated by ERISA as the responsibility of the administrator of the Plan and shall have such other power and authority as is necessary to fulfill his responsibilities under ERISA or under the Plan.

9.080 Reliance Upon Documents and Opinions. The members of the Plan Committee and the Administrative Committee, the Plan Administrator, the Board of Directors and the Company shall be entitled to rely upon any tables, valuations, computations, estimates, certificates and reports furnished by any consultants or consulting firms, opinions furnished by legal counsel and reports furnished by the Trustee. The members of the Plan Committee, the Plan Administrator, the Board of Directors and the Company shall be fully protected and shall not be liable in any manner whatsoever, except as otherwise specifically provided by law, for anything done or action taken or suffered in reliance upon any such consultant, Trustee or counsel. Any and all such things done or such actions taken or suffered by the Plan Committee, the Plan Administrator, the Board of Directors and the Company shall be conclusive and binding on all Employees, Participants, Beneficiaries, and other persons whatsoever except as otherwise specifically provided by law. The Plan Committee and the Plan Administrator may, but are not required to, rely upon all records of the Company with respect to any matter or thing whatsoever, and to the extent they rely thereon, such records shall be conclusive with respect to all Employees, Participants, and Beneficiaries.

9.090 Requirement of Proof. The Plan Committee, the Plan Administrator, the Administrative Committee, the Board of Directors or the Company may require satisfactory proof of any matter under this Plan from or with respect to any Employee, Participant, or Beneficiary, and no such person shall acquire any rights or be entitled to receive any benefits under this Plan until such proof shall be furnished as so required.

9.100 Limitation on Liability and Indemnification. Except as provided in Part 4 of Title 1 of ERISA, no person shall be subject to any liability with respect to his duties under the Plan, unless he acts fraudulently or in bad faith. No person shall be liable for any breach of fiduciary responsibility resulting from the act or omission of any other fiduciary or any person to whom fiduciary responsibilities have been allocated or delegated, except as provided in ERISA Section, 405(a) and 405(c)(2)(A) or (B). No action or responsibility shall be deemed to be a fiduciary action or responsibility except to the extent required by ERISA. To the extent permitted by law, the Company shall indemnify the Board of Directors, the Plan Administrator, each member of the Plan Committee, each member of the Administrative Committee and any other employee of the Company with duties under the Plan against expenses (including any amount paid in settlement) reasonably incurred by him in connection with any claims against him by reason of his conduct (except for his willful misconduct) in the performance of his duties under the Plan.

9.110 Mailing and Lapse of Payments. All payments under the Plan shall be delivered in person or mailed to the last address of the Participant (or, in the case of the death of the Participant, to that of any other person entitled to such payments under the terms of the Plan) furnished pursuant to Section 9.150 below. If the Plan Administrator cannot, by making a reasonably diligent attempt by mail, locate either the Participant or his Beneficiary, as the case may be, for a period of seven years, such Participant or Beneficiary shall be presumed dead. If payment cannot be made alternately to the estate of either and no surviving spouse, child, grandchild, parent, brother or sister of the Participant or his Beneficiary are known to the Plan Administrator or the Trustee or, if known, cannot with reasonable diligence be located, the amount payable shall be retained by the Trustee until the amount can be distributed pursuant to the provisions of this Plan or of applicable law.

9.120 Non-Alienation. No right or benefit provided for in the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance (including garnishment, attachment, execution or levy of any kind or charge) and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge the same shall be void; provided, however, that the foregoing shall not apply to the creation, assignment, or recognition of a right to any benefit payable with respect to a Participant pursuant to:

(a) a levy for federal income tax issued against the Participant by the Internal Revenue Service; or

(b) a domestic relations order, which the Plan Administrator determines is a qualified domestic relations order under Section 414(p) of the Code and which requires that the order's alternate payee (as defined in the said Code section) will be paid in a lump sum as soon as is practicable following the order's issuance.

9.130 Notices and Communications. Each Participant shall be responsible for furnishing the Plan Administrator with his current address and the correct current name and address of his Beneficiary. All communications from Participants shall be in the manner from time to time prescribed by the Plan Administrator and shall be addressed or communicated (including telephonic communications) to such entity or Company office as may be designated by the Plan Administrator, and shall be deemed to have been given to the Company when received by such entity or Company office. Each communication directed to a Participant or Beneficiary shall be in writing and may be delivered in person or by mail, in which latter event it shall be deemed to have been delivered and received by him when so deposited in the United States Mail with postage prepaid addressed to the Participant or Beneficiary at his last address of record with the office designated by the Plan Administrator.

9.140 Company Rights. The Company's rights to discipline or discharge Employees or to exercise its rights as to incidents and tenure of employment shall not be affected in any manner by reason of the existence of the Trust Agreement or the Plan, or any action taken under them.

9.150 Payments on Behalf of Incompetent Participants or Beneficiaries. In the event that the Plan Administrator or his designee shall find that any Participant or Beneficiary to whom a benefit is payable under the terms of this Plan is unable to care for his affairs because of illness or accident, is otherwise mentally or physically incompetent, or unable to give a valid receipt, the Plan Administrator may cause the payment becoming due to such Participant or Beneficiary to be paid to another person for his benefit without responsibility on the part of the Plan Administrator, the Plan Committee, the Administrative Committee, the Company or the Trustee to follow the application of such payment. Any such payment shall be a payment for the account of the Participant or Beneficiary and shall operate as a complete discharge of all liability therefor under this Plan of the Trustee, the Company, the Plan Administrator, the Administrative Committee and the Plan Committee.

                          ARTICLE X: PARTICIPANT CLAIMS


10.010 Requirement to File Claim. A Participant wishing a distribution or withdrawal from the Plan must present a claim, in such manner and pursuant to such procedure established by the Plan Administrator, with the person or entity designated by the Plan Administrator. A claimant who fails to comply with the manner and procedure designated by the Plan Administrator shall be deemed not to have made such claim. The person or entity designated by the Plan Administrator shall approve or deny in writing within thirty (30) days any claim which has been so presented.

10.020 Appeal of Denied Claim. A Participant whose claim has been denied as set forth in Section 11.010 may appeal the denial to the Plan Administrator by filing a written appeal within sixty (60) days of the date of the denial. The Participant or his representative shall, for the purpose of preparation of such appeal, have the right to inspect any document (including computerized records) relied upon by the Plan Administrator's representative in denying the claim. The Plan Administrator or his delegate shall make a final, full and fair review of any such decision which is appealed. A decision which is not appealed within the time herein provided shall be final and conclusive as to any matter which was presented to the person making such decision.

                ARTICLE XI: AMENDMENT, MERGERS, TERMINATION, ETC.

11.010 Amendment. The Board of Directors may, at any time and from time to time, amend this Plan in whole or in part. However, except as provided in Section
14.040 below, no amendment shall be made the effect of which would be:

(a) to cause any contributions paid to the Trustee to be used for or diverted to purposes other than providing benefits to the Participants and their Beneficiaries, and defraying reasonable expenses of administering the Plan, prior to satisfaction of all liabilities with respect to Participants and their Beneficiaries;

(b) to have any retroactive effect so as to deprive any Participant or Beneficiary of any benefit to which he would be entitled under this Plan if his employment were terminated immediately before such amendment; or

(c) to increase the responsibilities or liabilities of the Trustee without its written consent.

11.020 Transfer of Assets and Liabilities. The Plan Committee at any time may, in its sole discretion without the consent of the Participant or his representative, cause the Trustee to segregate part of the assets of the Trust Fund into one or more separate trust funds and designate a group of Participants whose benefits shall be provided solely from each such segregated fund. The Board of Directors may, in its sole discretion without the consent of any Participant or his representative, establish a separate plan to cover any such group of Participants. The initial terms and conditions of any such plan shall be identical to the extent such terms and conditions affect the rights of Participants under the Plan. Amendment to the Plan shall not be necessary to carry out the provisions of this Section.

11.030 Merger Restriction. Notwithstanding any other provision in this Plan, the Plan shall not in whole or in part merge or consolidate with, or transfer its assets or liabilities to any other plan unless each affected Participant in this Plan would (if the Plan then terminated) receive a benefit immediately after the merger, consolidation, or transfer which is equal to or greater than the benefit he would have been entitled to receive immediately before the merger, consolidation, or transfer (if the Plan had then terminated).

11.040 Suspension of Contributions. The Company may, without amendment of the Plan and without the consent of any Participant or representative of any Participant, suspend contributions to the Plan as to all or certain Participants by action of the Board of Directors. In any event, the Company will suspend contributions at any time when the amount of any contribution by it would be in excess of the earnings, including retained earnings, of the Company. Upon a suspension, the Plan Committee may, in its sole discretion permit the Trust Fund to continue to be held by the Trustee, or may segregate one or more parts of the Trust Fund, as provided in Section 11.020.

11.050 Discontinuance of Contributions. The Company may, by action of the Board of Directors, without amendment of the Plan and without the consent of any Participant or representative of any Participant, discontinue such contributions to the Plan as to all or certain Participants.

11.060 Termination. The Company may terminate or partially terminate the Plan at any time. Upon such termination or partial termination of the Plan, or upon a complete discontinuance of contributions pursuant to Section 11.050, the Accounts of each affected Participant shall remain fully vested and nonforfeitable. In the event of termination or partial termination the Plan Committee may, without the consent of any Participant or other person, permit the Trustee to retain all or part of the Trust Fund or distribute all or part of the Trust Fund to the Participants or their spouses or Beneficiaries.


                       ARTICLE XII: STATUTORY LIMITATIONS


12.010 Annual Limits of Participants' Account Increases. This Article is intended to conform the Plan to the requirements of Section 415 of the Code, and the regulations issued thereunder; and shall be administered and interpreted in accordance with such requirements and regulations; and notwithstanding any provision of this Plan to the contrary, no amount shall be credited to any Participant's Account which is in excess of the limitation imposed by said
Section 415, as from time to time amended or replaced. The amount allocated in each calendar year to any Participant under the combination of defined contribution plans of all Affiliated Companies cannot exceed the lesser of $30,000 (or such larger amount as may be established under Section 415(d)(1)(B) of the Code to reflect an increase in the cost of living) or 25% of the Participant's total compensation. For purposes of this limitation, the amount allocated shall be deemed to be comprised of Company Matching Contributions and the Participant's Pre-Tax and Post-Tax Contributions.

12.020 Limits as to Combined Plans. In the case of a Participant who also is a participant in a defined benefit pension plan which is or was maintained by the Company or an Affiliated Company and to which Section 415 of the Code applies, the limitation set forth herein shall be further adjusted in compliance with
Section 415(e) of the Code. In making such adjustment, the maximum benefit allowable shall be paid hereunder before applying the limitations on the defined benefit plan.

12.030 Combining Similar Plans. For purposes of this Article, all defined contribution plans which are required to be aggregated under Section 414(b) of the Code shall be so aggregated and the limitation set forth herein shall be applied to the total amounts allocated under all such plans.


                        ARTICLE XIII TOP HEAVY PROVISIONS


13.010 Definitions. For purposes of this Article, the following special definitions shall apply:

(a) "Top Heavy Plan" shall mean a qualified retirement plan, including this Plan if applicable, which is included in, or which constitutes, an Aggregation Group under which, as of the Determination Date, the sum of the present values of accrued benefits for all Key Employees under all defined benefit plans in the Aggregation Group and the aggregate of all accounts of Key Employees under all defined contribution plans in the Aggregation Group exceeds sixty percent (60%) of the sum of the present values of accrued benefits under all such defined benefit plans and of all accounts under all such defined contribution plans for all participants under such plans.

(b) "Key Employee" shall mean each Employee or former Employee who has, at any time during the five (5) year period ending on the Determination Date, performed services for an Affiliated Company and who is, at any time during the plan year ending on the Determination Date, or was, during any one of the four plan years preceding the plan year ending on the Determination Date, any one or more of the following.

       (1) An officer of the Company having annual compensation greater than fifty percent (50%) of the amount in effect under Code Section 415(b)(1)(A) for any plan year;

       (2) One of the ten (10) persons having annual compensation from all Affiliated Companies greater than the limitation in effect under Code Section 415(c)(1)(A) and owning (or considered as owning within the meaning of Code Section 318, as modified by Code
              Section 416(i)(B)(iii)), the largest interests in the Company;

       (3) Any person owning (or considered as owning within the meaning of Code Section 318, as modified by Code Section 416(i)(B)(iii)), more than five percent (5%) of the outstanding stock of the Company (or stock having more than five percent (5%) of the total combined voting power of all stock of the Company)
              (a "5 Percent Owner"); or

       (4) Any person who has annual compensation of more than one hundred fifty thousand dollars ($150,000) and would be described in subsection (3) above, if "one percent (1%)" was substituted for "five percent (5%)".

       For purposes of determining whether a person is an officer in paragraph
       (1) above, in no event will more than fifty (50) Employees or, if less than fifty (50) Employees, the greater of three (3) Employees or ten percent (10%) of all Employees, be considered Key Employees solely by reason of officer status. In addition, persons who are merely nominal officers will not be treated as officers solely by reason of their titles.

(c) "Determination Date" shall mean the last day of the immediately preceding plan year or, in the case of the first plan year of any plan, the last day of such plan year.

(d) "Employee" shall mean not only an Employee as defined in Article I, but shall also include any beneficiary of such Employee.

(e) "Aggregation Group" shall mean a group of plans (including this Plan) maintained by one or more Affiliated Companies in which a Key Employee is a participant or which is combined with this Plan in order to meet the coverage and nondiscrimination requirements of Code Sections 410 and 401(a)(4). The Aggregation Group shall also include those plans other than this Plan which need not be aggregated with this Plan to meet Code Requirements, but which are selected by the Company to be part of a selective Aggregation Group which shall include this Plan if the Aggregation Group would continue to meet the requirements of Code Sections 401(a)(4) and 410 with such plans being taken into account.

(f) "Non-Key Employee" shall mean any employee who is not a Key Employee. Non-Key Employee shall also mean an employee who is a former Key Employee.

13.020 Application of this Article. In the event that this Plan is or becomes a Top Heavy Plan, the following special provisions shall become applicable to this Plan and shall supersede the comparable provisions contained elsewhere in this Plan.

(a) Minimum Contribution. The Plan, where aggregated with each other defined contribution plan in the Aggregation Group in which a Key Employee is a participant, shall provide a minimum allocation to the account of each Participant who is not a Key Employee for each plan year to which these rules apply equal to the lesser of:

       (1) four percent (4%) of such Participant's compensation (subject to the provisions of Section 13.030), or

       (2) the highest percentage of contribution made for the plan year to a Participant who is a Key Employee for such plan year.

(b) Vesting. A Participant's nonforfeitable right to his Company Contribution Account shall be not less than the amount determined pursuant to the following schedule:

                 Years of Service            Vested Interest
                 ----------------            ---------------
                 Less than two                    0%
                 Two but less than three         20%
                 Three but less than four        40%
                 Four but less than five         60%
                 Five or more                   100%

       If the Plan ceases to be a Top Heavy Plan the vesting schedule set forth in Section 5.010(a) shall again become applicable; provided that a Participant's nonforfeitable right to his Company Contribution Account shall not be less than his nonforfeitable right to the balance of his Company Contribution Account immediately before the Plan ceased to be a Top Heavy Plan; and provided further that any Participant who at the time the Plan ceased to be a Top Heavy Plan had been an Employee on the last day of at least three (3) plan years following his becoming an Employee shall be permitted irrevocably to elect to remain under the vesting schedule set forth in this subsection (b) in lieu of the vesting schedule set forth in Section 5.010(a).

(c) Maximum Compensation. For any plan year in which the Plan is a Top Heavy Plan, only the first two hundred thousand dollars ($200,000) of each Participant's annual compensation will be taken into account for purposes of determining benefits under the Plan, provided that such dollar amount shall be automatically adjusted as prescribed by the Secretary of the Treasury.

13.030 Adjustment of Limitation on Annual Benefit. If for any plan year the Plan becomes "super top heavy" (i.e., by substituting "90%" for "60%" in Section 16.010(a)), the percentage described in Section 18.020(a)(1) shall be changed to three percent (3%), and Section 13.020 shall be applied in accordance with the requirements of Code Section 416(h)(1) (i.e., by substituting "90%" for "60%" in Section 13.010(a)).

Appendix A

                    PROCEDURES, TERMS AND CONDITIONS OF LOANS

Eligibility for Loans. The individuals eligible to obtain loans from the Plan ("Borrowers") are limited to:

       (1)    Employees, and

       (2) non-Employees who are "parties in interest" (as defined in Section 3(14) of ERISA)

who have Plan Account balances. An Employee who wishes to obtain a loan must be employed on an active payroll of an Affiliated Company at the time of the loan application. A party in interest who is not an Employee will be eligible to obtain a loan only if an agreement can be provided by the party's current employer to deduct and remit the required loan repayments to the Savings Plan.

Limitation on Number and Minimum Amount of Loans. Only one (1) loan to a Borrower will be permitted to be outstanding from all Company sponsored savings plans at any one time. Each loan must be for a minimum of $1,000.

Maximum Amount of Loan. The amount which a Borrower will be permitted to borrow from the Plan is based on the aggregate value of the Borrower's Accounts, determined in accordance with the Plan, and may not exceed the least of the amounts described in Section 6.050 of the Plan. The maximum amount of any loan will be further limited to ensure that, after applying the appropriate interest rate and taking into account all applicable deductions, the resulting periodic repayments will not exceed the Borrower's net earnings. The deductions referred to in the preceding sentence include statutory withholdings, deductions for employee benefits and all pre-tax contributions to the Plan, but exclude credit union, savings bond, charitable contribution and other similar deductions.

Loan Applications. Loan applications by prospective Borrowers will be made via telephone to the Plan Administrator or such third party administrator as may be designated by the Plan Administrator (either of whom is hereafter referred to as the "Loan Administrator"). The Loan Administrator will then review the telephonic application and determine eligibility for the loan. If the loan is approved, the Loan Administrator will prepare and forward to the Borrower a letter notifying the Borrower of the approval, together with a Truth in Lending Statement and a check for the loan amount, all in form approved by the Plan Administrator. The Borrower's endorsement of the loan check will be considered to be the Borrower's agreement to the terms of the loan. Failure by the Borrower to endorse the check within thirty (30) days after the date of the check will be deemed to be a withdrawal by the Borrower of the loan application.

Source of Loan Funds. Each loan will be funded by withdrawing the required amounts from the Plan Account(s) of the Borrower in the following order:

   First     --     from amounts in the Borrower's Post-Tax Contribution Account attributable to his Basic Post-Tax Contributions;

   Second    --     from amounts in the Borrower's Post-Tax Contribution Account attributable to his Supplemental Post-Tax Contributions;

   Third     --     from amounts in the Borrower's Contribution Accounts
                    attributable to his Rollover and Transfer Contributions;

   Fourth    --     from amounts in the Borrower's Pre-Tax Contribution Account attributable to his Basic Pre-Tax Contributions;

   Fifth     --     from amounts in the Borrower's Post-Tax Contribution Account attributable to his Supplemental Pre-Tax Contributions.

Subject to the provisions of the following paragraph, the loan amount will be funded by the Borrower's Investment Funds in the applicable Accounts on a pro rata basis, based upon the relative size of the balance of each such Fund in his Accounts. Alternatively, a Borrower may elect, if he so desires, to designate the Investment Funds from which such withdrawals will be taken.

Determination of Loan Interest Rate. The interest rate to be charged for loans will be one percent (1%) over the prime rate stated by The Wall Street Journal published on the last business day of each calendar quarter.

Term of Loans. Loans will be permitted for terms of 12, 24, 36, 48 or 60 months for loans other than those for the purpose of purchasing a primary residence, which will be permitted for terms up to 120 months.

Repayments. Loan repayments by Employees will be deducted from the Employee's pay check each pay period. If a pay check is insufficient to cover the full amount of the loan repayment, no deduction will be made, and the repayment will be deducted from the Employee's next pay check. Loan repayment schedules for Borrowers who are not Employees will be developed on an individual basis, but will parallel as closely as possible the loan repayment schedules for Employees.

Prepayments. The full unpaid balance of a loan may be prepaid at any time by a Borrower. Partial prepayments in excess of scheduled payroll deductions will not be accepted

Missed Payments. If any payment is not made, interest will continue to accrue on such missed payment and subsequent payments will be applied first to accrued and unpaid interest on the missed payment and then to principal. A notice will be mailed to the last known address of the Borrower stating that if three (3) consecutive months of payments are missed, the loan will be considered to be in default.

Termination of Employment. If a Borrower who is an Employee terminates employment or is on an unpaid leave of absence, or if a Borrower who is not an Employee is no longer able to repay a loan through payroll deductions, the Borrower may continue to make loan repayments by personal check. Such repayments to the Plan will be made through the Loan Administrator at an address to be provided to the Borrower by the Loan Administrator.

Default. A loan will be considered to be in default after three (3) consecutive months of payments have been missed during the term of the loan or when a Borrower revokes a payroll deduction authorization. In the event of such a default, a distribution of the loan amount, including both unpaid principal and accrued but unpaid interest, will be deemed to have occurred (as described in Section 1.401(k)-1(d)(6)(ii) of the Treasury Regulations) and an information return reflecting the tax consequences, if any, to the Borrower will be issued. Upon the occurrence of an event permitting actual distribution of the Borrower's Account pursuant to the provisions of Code Section 401(k) (whether distribution of the Borrower's entire Plan Account will actually be made or will be deferred pursuant to applicable provisions of the Plan), the unpaid balance of a defaulted loan will be charged off against the Borrower's Account. If no distribution event has occurred, which would otherwise permit payment to the Borrower under Code Section 401(k), the unpaid balance of the loan will be retained in the Account until such time as payment would be permitted under that Code section, at which time the unpaid balance of the loan, including any accrued and unpaid interest, will be charged off against the Borrower's Account.





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


                                   Appendix B
                                INVESTMENT FUNDS

The Investment Funds listed alphabetically below will consist of the types of assets as are set forth in the description set forth herein and will be more fully described in the prospectus or Fund description associated with that Fund (copies of which will at all times be available to Plan Participants):


o    Asset Allocation Fund A (Fidelity               20% in Fidelity stock mutual funds, 40% in
       Freedom Income Fund)                          Fidelity bond mutual funds and 40% in Fidelity
                                                     money market mutual funds (percentages are
                                                     approximate)

o    Asset Allocation Fund B (Fidelity               41% in Fidelity stock mutual funds, 44% in Fidelity
       Freedom 2000 Fund)                            bond mutual funds and 15% in Fidelity money
                                                     market mutual funds (percentages are approximate).
                                                     Percentage mix will gradually become more
                                                     conservative over time.

o    Asset Allocation Fund C (Fidelity               65% in Fidelity stock mutual funds, 33% in Fidelity
       Freedom 2010  Fund)                           bond mutual funds and 2% in Fidelity money market
                                                     mutual funds (percentages are approximate).
                                                     Percentage mix will gradually become more
                                                     conservative over time.

o    Asset Allocation Fund D (Fidelity               80% in Fidelity stock mutual funds and 20% in
       Freedom 2020 Fund)                            Fidelity bond mutual funds (percentages are
                                                     approximate).  Percentage mix will gradually
                                                     become more conservative over time.

o    Asset Allocation Fund E (Fidelity               84% in Fidelity stock mutual funds, and 16% in
       Freedom 2030 Fund)                            Fidelity bond mutual funds (percentages are
                                                     approximate).  Percentage mix will gradually become
                                                     more conservative over time.

o    Bond Index Fund (Fidelity U.S. Bond             Investment-grade (medium to high quality) or
       Index Fund)                                   above with maturities of at least one year, including
                                                     U.S. Treasury and U.S. government securities,
                                                     corporate bonds, asset-backed and mortgage-backed
                                                     securities and U.S. dollar-denominated foreign
                                                     securities.


o    Dividend Growth Fund (Fidelity Dividend         Stocks of companies that have potential to increase
       Growth Fund)                                  the amount of their dividends or to begin paying
                                                     them if none are being paid now.

o    Conexant Stock Fund B                           Conexant Systems, Inc. common stock, cash and the
                                                     proceeds and income on such cash and common
                                                     stock

o    Emerging Markets Fund (Fidelity                 Primary investment focus is stock of companies in
       Emerging Markets Fund)                        emerging markets, with emphasis on countries with
                                                     relatively low GNPs compared to the world's major
                                                     economies, but with potential for rapid growth.

o    Equity & Income Fund (Fidelity                  Primary investment focus on income-producing
       Equity-Income Fund)                           stocks, such as common and preferred stocks, with
                                                     some limited focus on bonds producing income (in
                                                     generally, would avoid securities without proven
                                                     earnings or credit).

o    Equity Index Fund (Spartan(C)                   Primary investment focus on the 500 domestic
       U.S. Equity Index Fund)                       companies that make up the S&P 500 and in other
                                                     securities that are based on the value of that Index.

o    Growth Fund (Fidelity Fund)                     Invests mainly in common stock.  May invest in bonds
                                                     including lower quality debt securities.

o    Growth Fund (Fidelity Growth                    Primary investment focus on common stocks of domestic
       Company Fund)                                 and foreign issuers with potential for above-average
                                                     growth.


o    International Fund (Fidelity Diversified        Primary focus is stocks of larger companies which
       International Fund)                           are located outside the United States and which are
                                                     viewed as being undervalued.

o    Mid-Cap Stock Fund (Fidelity                    Primary focus in stocks of mid-size companies with
       Mid-Cap Stock Fund)                           capitalizations within the range of the Standard &
                                                     Poors MidCap 400 (approximate capitalization of
                                                     $110 million to $5 billion).

o    OTC Portfolio Fund (Fidelity                    Normally invests at least 65% of total assets in
       OTC Portfolio Fund)                           securities traded on the over-the-counter (OTC) market,
                                                     which has more small- and medium-size companies than
                                                     other markets.

o    Small-Cap Growth Fund (Franklin                 Normally invests at least 65% of its assets in
       Small-Cap Growth Fund A)                      companies with capitalizations similar to those in the
                                                     Russell 2000 Index.

o    Managed Income Portfolio (a stable value        Primarily invests in investment contracts providing
       fund - not a mutual fund)                     a stated rate of interest which are offered by major
                                                     insurance companies, with some investment in
                                                     certain types of fixed income securities to provide
                                                     daily liquidity.




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